Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors

American National Bankshares Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of American National Bankshares Inc., of our report dated March 10, 2008, relating to the consolidated balance sheets of American National Bankshares Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

May 30, 2008